EXHIBIT 99.2

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Sale of Life Reinsurance Subsidiary for
$570 Million in Cash

Dublin, Ireland - May 1, 2014 - XL Group plc (“XL” or the “Company”) (NYSE: XL) announced today that XL Insurance (Bermuda) Ltd has entered into a definitive agreement to sell its wholly-owned subsidiary, XL Life Reinsurance (SAC) Ltd (“XLLR”), to GreyCastle Holdings Ltd. (“GreyCastle”) for $570 million in cash. At the completion of this transaction, XLLR will reinsure the majority of XL's life reinsurance business via 100% quota share reinsurance. This transaction covers a substantial portion of XL’s life reinsurance reserves. XL announced the run-off of its life reinsurance business in 2009.

“While complex, as driven by the nature of our life reinsurance businesses and our objective of maximizing value for XL shareholders, the real benefit of this transaction is clear and simple: XL has now dealt with the vast majority of its life reinsurance business, and has thereby taken another strong step forward in its drive to deliver top-quintile return on equity and book value growth from its core property and casualty operations,” said Mike McGavick, CEO of XL.

At March 31, 2014, XL had total U.S. GAAP policy benefit reserves relating to its life operations of approximately $4.8 billion. Upon completion of the transaction, XL will retain approximately $440 million of reserves related to disability, accident and health policies and U.S. term assurance in its Life operations segment and will record a reinsurance recoverable from XLLR of $4.4 billion.

“This transaction meaningfully reduces the risk profile of the Company, which gives us additional flexibility to pursue capital management initiatives, including an expectation of buying back an additional $300 million of shares in 2014 over amounts previously contemplated," said Peter Porrino, EVP & CFO of XL.

The transaction is expected to be completed in the second quarter of 2014 and is subject to satisfaction of regulatory conditions. XL estimates that the March 31, 2014 pro forma effect of the transaction would be an overall reduction in U.S. GAAP book value of approximately $585 million and an estimated after-tax U.S. GAAP net loss of approximately $580 million. This estimate is subject to changes in the mark-to-market value of the underlying investment portfolio and other adjustments from March 31, 2014 through completion of the transaction.

Citigroup and J.P. Morgan Securities LLC serve as the financial advisors and Clifford Chance LLP and Skadden, Arps, Slate, Meagher & Flom LLP serve as legal counsel for XL in this transaction.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com

About GreyCastle Holdings Ltd.

GreyCastle Holdings Ltd. is a newly-formed Bermuda company whose shareholders include large family offices and university endowments that are long-term investors.

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts are forward-looking statements, including, without limitation, those regarding: (1) the planned transactions described herein (the “Transactions”), (2) the expected timing of completion of the Transactions, (3) the ability of XL Insurance (Bermuda) Ltd and GreyCastle to satisfy the regulatory conditions to the Transactions, (4) expected value or benefits expected to be realized by the Transactions and (5) statements preceded by "expect," “will”, "estimate” or similar expressions. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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